                                                        EXHIBIT H

                     PROPOSED FORM OF NOTICE

   New England Electric System (NEES), a registered holding company, and its subsidiary New England Electric Resources, Inc. (NEERI), have filed Form U-1 Application/Declaration File No. 70-____ under Sections 6(a), 7, 9(a), 10, 12, 13, 32, and 33 of the Public Utility Holding Company Act of 1935 (the Act) and Rules 45 and 53 thereunder.

   NEES and NEERI seek authority to (i) acquire interests in, finance the acquisition, and hold the securities, of one or more exempt wholesale generators (each, an "EWG") as defined in Section 32 of the Act and/or foreign utility companies (each, a "FUCO") as defined in Section 33 of the Act, each, an "Exempt Company", either directly, or indirectly through a Project Parent as discussed below, without filing specific project applications. The applicants propose the following limitations on such authority: first, the full amount of any such investment or financing, as well as any authorized guarantees or assumptions of liability, shall be counted as part of the Total Authority (as defined below); second, no such investment or financing will be made unless at the time of the investment or financing (and after giving effect thereto), NEES' "aggregate investment" (determined in accordance with Rule 53(a)(1)(i)) in EWGs, FUCOs and Project Parents does not exceed 50% of the system's "consolidated retained earnings" (as defined in Rule 53(a)(1)(ii)) in compliance with the provisions set forth in Rule 53 of the Act. The applicants state that they will comply with all other applicable rules under the Act, including, without limitation, such rules which may be promulgated in the future pursuant to Section 33.

   NEES and NEERI shall take steps to ensure compliance with Section 32 and
Section 33 and the regulations promulgated thereunder with regard to financing investments in EWGs and FUCOs, including, without limitation, the criteria in Rule 53, before proceeding with the financing of an investment in an EWG, FUCO or a Project Parent.

   To facilitate the acquisition and ownership of Exempt Companies, NEES and NEERI seek authority to organize, form or acquire, and to liquidate, dissolve or sell, in whole or in part, subsidiary companies which are not Exempt Companies (each, a "Project Parent"). Project Parents shall engage, directly or indirectly, and exclusively, in the business of owning and holding the interests and securities of one or more Exempt Companies and in project development activities relating to the acquisition of such interests and securities and the underlying electrical generation, transmission and distribution projects ("Investment Projects").

   Project Parents shall be special purpose domestic or foreign corporations, partnerships or limited liability companies (or the equivalent of such entities in the foreign country where such Project Parent may be formed). NEES and NEERI request authority to form Project Parents (a) to facilitate making bids or submitting proposals to acquire interests in Exempt Companies,
(b) in order to facilitate and/or close on the acquisition or financing of interests in Exempt Companies, or (c) at any time subsequent to the acquisition of an interest in an Exempt Company. Project Parents may also be formed to participate in joint ventures with nonassociates for the purpose of owning interests in Exempt Companies and/or engaging in Investment Projects.

   The applicants request authority for any Project Parent to issue securities to NEES and/or NEERI and for NEES and/or NEERI to acquire such securities. Such securities may take the form of capital stock or shares, debt securities, trust certificates, partnership interests or other equity or participation interests.

   NEERI and NEES also request that NEERI and Project Parents have the authority to provide Project Parent's and Project Parent subsidiaries, with all services necessary or desirable for their operations, including, without limitation, management, engineering, employment, administrative, tax, consulting, accounting, and computer and software support. The Project Parents, their subsidiaries, and/or NEERI will not provide such services for any associate company which derives, directly or indirectly, any material part of its income from sources within the United States, and which is a public utility company operating within the United States, other than as authorized by the Commission in a separate order or orders. Accordingly, NEES and NEERI request that such services provided by NEERI and/or Project Parents and their subsidiaries to Project Parents or their subsidiaries be exempt from the standards of section 13(b) of the Act and the rules and regulations under such section.

   Within 45 days after NEES or NEERI, as the case may be, determines that the purpose for owning any Project Parent no longer exists (whether due to termination of a proposed project acquisition, loss of a bid, change of law, or otherwise), it shall (to the extent it is able to do so) liquidate or dissolve such Project Parent, unless, within that time, NEES or NEERI, as the case may be, determines that such Project Parent may be used in connection with a proposal or plan to develop or acquire an interest in an Exempt Company different from that originally intended.

   NEES proposes to finance, from time to time through December 31, 1998, the activities of NEERI and Project Parents for the purposes set forth in this Application/Declaration in the form of investments ("NEES Investments"). Such NEES Investments may take the form of purchases of capital shares, partnership interests, trust certificates (or the equivalent of any of the foregoing under the laws of foreign jurisdictions), capital contributions, subordinated loans evidenced by subordinated promissory notes; open account advances; guarantees, bid bonds or other credit support to secure obligations incurred by NEERI and/or Project Parents in connection with Exempt Company investments, or of NEERI's undertaking to contribute equity to a Project Parent; and reimbursement agreements with banks entered into to support letters of credit delivered as security for NEES' or NEERI's equity contribution obligation to a Project
Parent or otherwise in connection with a Project Parent's or NEERI's Exempt Company project development activities. NEES Investments, together with the Non-Recourse Debt and Exempt Company Investments (both as defined below), will not exceed a principal amount of $60 million in the aggregate outstanding at any one time (the "Total Authority"). No NEES Investment will be made unless at the time of the NEES Investment (and after giving effect thereto), NEES' "aggregate investment" (determined in accordance with Rule 53(a)(1)(i)) in EWGs, FUCOs and Project Parents (inclusive of the Non-Recourse Debt and Exempt Company Investments, both as defined below) does not exceed 50% of NEES' "consolidated retained earnings" (as defined in Rule 53(a)(1)(ii)) in compliance with the provisions set forth in Rule 53 under the Act.

   NEES and NEERI also request authority to, from time to time through December 31, 1998, (i) guarantee the indebtedness or other obligations of one or more Exempt Companies; (ii) assume the liabilities of one or more Exempt Companies; and/or (iii) enter into guarantees and letters of credit reimbursement agreements in support of equity contribution obligations or otherwise in connection with project development activities for one or more Exempt Companies ("Exempt Company Investments"). Any such guarantees, reimbursement agreements and letters of credit would have the terms specified below. The aggregate amount of such Exempt Company Investments, together with the NEES Investments and the Non-Recourse Debt, will not exceed the Total Authority in the aggregate outstanding at any one time. No Exempt Company Investment will be made unless at the time of the Exempt Company Investment (and after giving effect thereto), NEES' "aggregate investment" (determined in accordance with Rule 53(a)(1)(i)) in EWGs, FUCOs and Project Parents (inclusive of the Non-Recourse Debt and NEES Investments) does not exceed 50% of NEES'

"consolidated retained earnings" (as defined in Rule 53(a)(1)(ii)) in compliance with the provisions set forth in Rule 53 under the Act.

   NEES and NEERI propose that the amount of the Total Authority be reduced from time to time by the amount of NEES Investments and/or Exempt Company Investments made, and Non-Recourse Debt issued, and be increased from time to time by: (1) proceeds received upon the sale, liquidation, repayment or other disposition of any NEES Investment or Exempt Company Investment; (2) proceeds generated from NEERI's or Project Parents' activities in connection with their investments in Exempt Companies or any particular Investment Project in which NEERI or NEES has an interest, directly or indirectly; (3) the reimbursement of such NEES Investments or Exempt Company Investments out of the proceeds of any third party financing of NEERI's or Project Parents' activities or any particular Investment Project in which NEERI or NEES, directly or indirectly, has an interest; or (4) the extent to which Non-Recourse Debt issued has been paid.

   NEES Investments may be made from NEES to NEERI and/or Project Parents directly or indirectly. Any open account advance made by NEES will be non-interest bearing and shall have a maturity not exceeding one year. Any promissory note issued to NEES by NEERI or a Project Parent, or to NEERI by a Project Parent, and any promissory note or other similar evidence of indebtedness issued by a Project Parent to a person other then NEES or NEERI with respect to which NEES or NEERI may issue a guarantee, would mature not later than 30 years after the date of issuance thereof, and would bear interest at a rate (a) not greater than the prime rate of a bank to be designated by NEES in the case of a promissory note issued to NEES or NEERI, and (b) in the case of any note or similar evidence of indebtedness issued to a person other than NEES or NEERI and guaranteed by NEES or NEERI, at a rate not in excess of the greater of (1) if such note or other indebtedness is U. S. dollar denominated, the greater of (i) 250 basis points above the greater of (A) the lending bank's or other recognized prime rate and (B) 50 basis points above the federal funds rate, (ii) 400 basis points above the specified London Interbank Offered Rate plus any applicable reserve requirement, or (iii) a negotiated fixed rate which, in any event, would not exceed 500 basis points above the 30 year "current coupon" treasury bond rate; and (2) if such note or other indebtedness is denominated in the currency of a foreign nation, at a fixed or floating rate which, when adjusted (i.e., reduced) for the prevailing rate of inflation in such nation, as reported in official indices published by such nation, would be equivalent to a rate on a U. S. dollar denominated borrowing of identical average life that does not exceed 10% over the highest rate set forth in (1) above.

   Any promissory note issued by NEERI or any Project Parent to NEES, or by any Project Parent to NEERI, may, at the option of the holder of such promissory note, be converted to a capital contribution to the issuer of such promissory note by such holder's forgiveness of the indebtedness evidenced by the note.

   Any reimbursement agreement supporting a letter of credit would have a term not in excess of 30 years. Drawings under any such letter of credit would bear interest at not more than 5% above the prime rate of the letter of credit bank as in effect from time to time, and letter of credit fees would not exceed 1% annually of the face amount of the letter of credit.

   Any investment by NEES or NEERI in the capital shares or other equity securities of a Project Parent that have a stated par value will be in an amount equal to or greater than such par value. Any direct or indirect investment by NEES and/or NEERI in any Project Parent would occur only if, at the time thereof and after giving effect thereto, (1) the Total Authority is not exceeded, and
(2) NEES' "aggregate investment", determined in accordance with Rule 53(a)(1)(i), in all FUCOs, EWGs and Project Parents would not exceed 50% of NEES' "consolidated retained earnings", as defined in Rule 53(a)(1)(ii). Any direct or indirect investment by NEES and/or NEERI in any particular Project Parent would be limited to an amount which does not exceed that reasonably required in connection with making the underlying investment in any Exempt Company with respect to which such Project Parent was organized or formed, taking into account development expenditures, working capital needs and cash reserves required to be maintained in accordance with any related financing agreements.

   NEES and NEERI request authority for each Project Parent to issue, from time to time, stock, promissory notes, commercial paper or other debt or equity securities to entities other than NEES or NEERI (and with respect to which there is no recourse to NEES or NEERI except to the extent that NEES or NEERI may guarantee payment of such securities pursuant to the authorization requested in their Application/Declaration), including, without limitation, banks, insurance companies and other financial institutions, exclusively for the purpose of financing or refinancing investments in, and project development activities for, Exempt Companies ("Non-Recourse Debt"). The applicants propose that such Non-Recourse Debt be issued in one or more transactions from time to time through the earlier to occur of (i) December 31, 1998, and (ii) the effective date of any rule or regulation under the Act exempting such transactions from the requirement for prior Commission authorization.

   The aggregate principal amount of Non-Recourse Debt issued, together with NEES Investments and Exempt Company Investments, will not exceed the Total Authority in the aggregate outstanding at any one time. No Non-Recourse Debt will be issued unless at the time of such issuance (and after giving effect thereto), NEES' "aggregate investment" (determined in accordance with Rule 53(a)(1)(i)) in EWGs, FUCOs and Project Parents (inclusive of the Exempt Company Investments and NEES Investments) does not exceed 50% of NEES' "consolidated retained earnings" (as defined in Rule 53(a)(1)(ii)) in compliance with the provisions set forth in Rule 53 under the Act. Any or all of such Non-Recourse Debt may be denominated in currencies other than U. S. dollars. In any case in which NEES and NEERI together own less than all of the equity interests of a Project Parent, only that percentage of the non-recourse indebtedness of such Project Parent equal to NEES' and NEERI's combined equity ownership percentage shall be included for purposes of the foregoing limitation. The applicants anticipate that fees in the form of placement or commitment fees, or other similar fees, would be paid to lenders, placement agents or other third parties in connection with the issuance of any such Non-Recourse Debt.

   The applicants propose that any equity securities issued by each Project Parent to any third party may include capital shares, partnership interests, trust certificates or the equivalent of any of the foregoing under applicable foreign law. Debt securities issued to third parties may include secured and unsecured promissory notes, subordinated notes, bonds or other evidence of indebtedness. Securities issued by each Project Parent may be denominated in either U.S. dollars or foreign currencies.

   The amount and type of such Non-Recourse Debt securities, and the terms thereof, including (in the case of any indebtedness) interest rate, maturity, prepayment or redemption privileges and the terms of any collateral security granted with respect thereto, would be negotiated in arms length transactions on a case by case basis, taking into account differences from project to project in optimum debt-equity ratios, projections of earnings and cash flow, depreciation lives and methods and other similar financial and performance characteristics of each project. The applicants request the authority to negotiate the terms and conditions of such Non-Recourse Debt securities without
further approval by the Commission.   Notwithstanding the foregoing, no equity
security having a stated or par value would be issued or sold by a Project Parent for a consideration that is less than such stated or par value. Further, no note, bond or other evidence of indebtedness issued or sold by a Project Parent will mature later than 30 years from the date of issuance thereof, and will bear interest at a rate not in excess of the greater of (1) if such note, bond or other indebtedness is U. S. dollar denominated, the greater of (i) 250 basis points above the greater of (A) the lending bank's or other recognized prime rate and (B) 50 basis points above the federal funds rate, (ii) 400 basis points above the specified London Interbank Offered Rate plus any applicable reserve requirement, or (iii) a negotiated fixed rate which, in any event, would not exceed 500 basis points above the 30 year "current coupon" treasury bond rate; and (2) if such note, bond or other indebtedness is denominated in the currency of a foreign nation, at a fixed or floating rate which, when adjusted (i.e., reduced) for the prevailing rate of inflation in such nation, as reported in official indices published by such nation, would be equivalent
to a rate on a   U. S. dollar denominated borrowing of identical average life that does not exceed 10% over the highest rate set forth in (1) above.

   The applicants request authority for any Project Parent or NEERI to agree in any case to pay placement or commitment fees, and other similar fees, in connection with such issuance, provided that the aggregate amount of any such fees (i) payable at or about the time of issuance of the Non-Recourse Debt securities would not exceed 4% of the stated or principal amount thereof and
(ii) payable thereafter would not cause the effective annual interest charge on such securities to exceed 115% of the stated interest rate thereon.

   In connection with investments in Exempt Companies, a portion of the capital requirements of any such Exempt Company would typically be obtained through non-recourse financing involving borrowings from banks and other financial institutions. In some cases, however, it may be necessary or desirable to structure an investment in an Exempt Company such that the obligations created are not those of the Exempt Company but instead those of its parent companies. For example, in a consortium of non-affiliated companies bidding to purchase an interest in an Exempt Company, each consortium member would ordinarily be obligated to fund its respective share of the proposed purchase price. If external sources of funds are needed for this purpose, a consortium participant may choose to engage in non-recourse financing through one or more single purpose subsidiaries that would then utilize the proceeds of the financing to acquire an interest in the Exempt Company. The applicants believe that such external financing by a Project Parent involves the same issues as are involved when an Exempt Company carries out such external financing, in terms of the possible adverse impacts upon the financial integrity of a registered holding company system. Therefore, where the proceeds of such an external financing (or refinancing) are used to invest in an Exempt Company, without direct or indirect recourse to NEES or NEERI with respect to the securities issued or sold (except to the extent that NEES or NEERI may guarantee payment of such securities pursuant to the authorization requested in their Application/Declaration), there is no basis for any adverse findings under Sections 6, 7 and/or 12 of the Act, provided that, at the time the securities are issued there is full compliance with Rule 53.

   NEES and NEERI anticipate that, in connection with the issuance of debt securities by any Project Parent, it may be necessary for such Project Parent to pledge and/or grant a security interest in its assets. Such pledge or grant of a security interest may include, without limitation, the shares or other equity securities of any Exempt Company or Project Parent, including, without limitation, a security interest in any distributions from any such Exempt Company or Project Parent, or a collateral assignment of its rights under, and interests in, its other property, including, without limitation, any rights under any power purchase agreement, fuel supply agreement or other project agreement or contract to which it is a party. The applicants request authority for such pledges and/or grants to be made.

   NEES would obtain the funds for any direct or indirect investment in any Project Parent or Exempt Company from available cash or as the Commission may otherwise authorize by separate order. Neither NEES nor NEERI is requesting authority to issue any additional securities for the purpose of funding the acquisition of any Project Parents or Exempt Companies.

   NEES and NEERI submit that all of the criteria of Rule 53 under the Act with respect to the proposed transactions are satisfied. Any investment by NEES and/or NEERI in any Project Parent would occur only if, at the time thereof and after giving effect thereto, NEES' "aggregate investment", determined in accordance with Rule 53(a)(1)(i), in all FUCOs, EWGs and Project Parents would not exceed 50% of NEES' "consolidated retained earnings", as defined in Rule 53(a)(1)(ii). NEES and NEERI shall comply with the recordkeeping requirements of Rule 53(a)(2). Pursuant to Rule 53(a)(3), no more than 2% of the employees of operating subsidiaries of NEES will render services, at any one time, directly or indirectly, to any EWG or FUCO held directly or indirectly by NEES and/or NEERI. Within such 2% limit, time expended by employees of public utility subsidiaries of NEES in rendering services to EWGs, FUCOs, or Project Parents in which NEES, directly or indirectly, owns an interest, will not exceed an aggregate of 100 person-years without further authorization from the Commission. The accounting by the NEES system of such services will ensure that NEERI or the Project Parents, as the case may be, will be obligated to reimburse the appropriate operating subsidiary for any such services. In no event will the provision of such services adversely affect the rate base or the costs to ratepayers of any such operating subsidiary. The applicants shall comply with the requirements of Rule 53(a)(4). None of the provisions of Rule 53(b) render the provisions of Rule 53(a) unavailable for the proposed transactions for which authorization is requested herein.